Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE

2012 FIRST QUARTER

Results Impacted by Previously Announced Downtime at Pryor Facility

OKLAHOMA CITY, Oklahoma…May 9, 2012… LSB Industries, Inc. (NYSE: LXU) announced today results for the quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights Compared to First Quarter 2011:

•	Net sales were $190.2 million compared to $177.5 million, a $12.7 million increase.

•	Operating income was $23.1 million compared to $34.0 million.

•	Net income was $14.3 million compared to $20.9 million.

•	Net income applicable to common stockholders was $14.0 million compared to $20.6 million.

•	Diluted earnings per common share were $.61 compared to $.90.

Discussion of First Quarter of 2012:

Our Chemical Business sales increased $12.8 million or 11.5%, offset by a slight decline in Climate Control Business sales.

Consolidated operating income was $23.1 million compared to $34.0 million for the same period in 2011, a decrease of approximately $10.9 million that includes:

•

an $8.7 million decrease in our Chemical Business including approximately $13.1 million negative impact of downtime at our Pryor, Oklahoma Facility (the “Pryor Facility”), partly offset by increases in the agricultural and industrial sales volumes and margin in the rest of the Chemical Business; and

•	a $2.6 million decrease in our Climate Control Business primarily the result of lower margins due to a more competitive market and raw material cost increases.

First Quarter - Chemical Business:

Despite the lost urea ammonia nitrate (“UAN”) production at our Pryor Facility, our Chemical Business sales for the first quarter of 2012 were $124.2 million, up 11.5% compared to the first quarter of 2011. Agricultural sales were $60.3 million compared to $51.1 million for the same period in 2011 due to strong market fundamentals for our nitrogen fertilizer products. Industrial acids and other sales were up approximately 10% compared to the first quarter of 2011 due to increased demand from several of our largest industrial customers. Mining sales were approximately the same in both periods.

Operating income was approximately $8.7 million lower in the first quarter 2012 than in the first quarter 2011 as a result of the planned and unplanned downtime at our Pryor Facility. During January 2012, a planned improvement project was performed at the Pryor Facility to increase anhydrous ammonia production levels, during which time the facility was not in production. In addition, during March 2012, the Pryor Facility experienced certain unplanned downtime in the ammonia and urea plants. The ammonia plant production was shut-down for approximately 8 days while the repairs were performed and ammonia production resumed on March 22nd. The repairs to the urea plant were extensive resulting in the urea plant being shut-down the entire month of March. On or about April 25th we determined that the urea plant reactor’s stainless steel lining was non-repairable and had to be replaced. The replacement will result in the urea plant being down through most of the second quarter. Although we were unable to produce urea and UAN, we continued to produce and sell ammonia to the fertilizer markets at profitable margins. Also, the Cherokee, AL and El Dorado, AR plants ran and produced very efficiently during the first quarter and continue to do so into the second quarter benefiting from strong customer demand for fertilizer.

First Quarter - Climate Control Business:

Net sales for the Climate Control Business were $62.8 million, as compared to $63.6 million for the first quarter of 2011. The nominal decrease included a 4% decrease in geothermal and water source heat pump sales partially offset by a 6% increase in hydronic fan coil sales. Sales of other HVAC products were slightly above the same period in 2011.

Our Climate Control operating income for the first quarter of 2012 was $5.8 million, or $2.6 million lower than the same period of 2011 mostly due to product mix, including a higher content of commercial products with lower gross margins than our residential products, higher raw material and component costs, and lower overhead absorption.

Bookings of new product orders were $62.9 million in the first quarter of 2012, compared to $60.8 million in the 2011 fourth quarter and $71.6 million in the first quarter of 2011. As compared to the fourth quarter of 2011, orders for commercial/institutional products increased 20% and orders for residential products decreased 38%. The decrease in residential orders reflects the softness in the single-family housing market, for both replacement units and new construction. At March 31, 2012, the backlog of confirmed customer product orders was $47.4 million compared to $44.5 million at December 31, 2011 and $58.3 million at March 31, 2011.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated, “The current outlook for our Chemical Business is positive. According to most market indicators, supply and demand fundamentals for the types of nitrogen fertilizer products we produce and sell are favorable. Unfortunately, during the first quarter 2012, we experienced unplanned downtime at our Pryor Facility which affected our bottom line. We believe that the steps we are taking at the Pryor Facility will minimize this downtime in the future. We expect UAN production to resume at the Pryor Facility before the end of June. In the meantime, we continue to produce and sell ammonia. We recently received permits to expand ammonia production at the Pryor Facility by 60,000 tons per year.

For the balance of 2012, we expect our agricultural sales to be strong. We also expect our industrial acid sales to increase, and our mining sales to be slightly lower than in 2011.”

Mr. Golsen continued, “Our Climate Control order levels decreased during the first quarter of 2012 from one year earlier, but they were up compared to the final quarter of 2011. While our commercial business has been improving slowly, we have not yet seen a turnaround in our residential sales. We continue to expect the recovery to be gradual. However, in the long term, our on-going sales and marketing efforts should pay-off. Despite the competitive climate in which we are operating, we are pleased that we have maintained our market leadership positions within our core product niches.”

Discussing LSB’s financial condition, Mr. Golsen noted, “During the first quarter, we continued to strengthen our balance sheet and increase stockholders’ equity to over $300 million. We also enhanced our liquidity by negotiating reductions in certain facility fees and expenses and extending the maturity of our $50 million asset based borrowing facility from April 2012 to March 2016.”

He concluded, “We believe that LSB is positioned financially and operationally to benefit from on-going investments in the areas with long-term strategic growth potential. At the present time, we are evaluating additional potential growth opportunities.”

Conference Call

LSB’s management will host a conference call covering the first quarter results on Wednesday, May 9, 2012 at 5:15 pm EDT/4:15 pm CDT to discuss these results and recent corporate developments. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsb-okc.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular geothermal chillers and large custom air handlers; and the manufacture and sale of chemical products for the agricultural, mining, and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to: outlook for our Chemical Business is positive; supply and demand fundamentals for the nitrogen fertilizer products we produce and sell are favorable; the steps we are taking at the Pryor Facility will minimize unplanned downtime; we expect UAN production to resume at the Pryor Facility before the end of June; we expect our agricultural sales to be strong for the balance of 2012; we expect our industrial acid sales to increase; we expect mining sales to be slightly lower, as compared to 2011; in our Climate Control Business expect the recovery to be gradual and, in the long-term our sales and marketing efforts in our Climate Control Business should pay-off; and growth potential. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, continuing reduction in the commercial and residential construction industry, weather conditions, acceptance by the market of our Climate Control products, acceptance of our technology, changes to federal legislation or adverse regulations that negatively impact our industries or markets, available working capital, ability to finance our investments, and other factors set forth under “Risk Factors” in Item 1A of Part 1 and under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2011, for discussions of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report.

# # #

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months Ended March 31, 2012 and 2011

	2012	2011
	(in thousands, except per share amounts)
Net sales	$190,245	$177,493
Cost of sales	145,801	123,639

Gross profit	44,444	53,854
Selling, general and administrative expense	21,391	20,585
Provisions for losses on accounts receivable	40	42
Other expense	167	62
Other income	(236)	(872)

Operating income	23,082	34,037
Interest expense	1,132	1,712
Non-operating other income, net	(5)	(7)

Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	21,955	32,332
Provisions for income taxes	7,802	11,657
Equity in earnings of affiliate	(171)	(285)

Income from continuing operations	14,324	20,960
Net loss from discontinued operations	21	57

Net income	14,303	20,903
Dividends on preferred stocks	300	305

Net income applicable to common stock	$14,003	$20,598

Weighted-average common shares:
Basic	22,324	21,180

Diluted	23,524	23,444

Income per common share:
Basic	$0.63	$0.97

Diluted	$0.61	$0.90

(See accompanying notes)

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Three Months Ended March 31, 2012 and 2011

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements, if applicable. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions (benefits) for income taxes are as follows:

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Current:
Federal	$5,390	$9,148
State	1,075	2,546

Total current	6,465	11,694

Deferred:
Federal	1,171	(36)
State	166	(1)

Total deferred	1,337	(37)

Provision for income taxes	$7,802	$11,657

The current provision for federal income taxes shown above includes regular federal income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes. The current provision for state income taxes includes regular state income tax and provisions for uncertain tax positions.

Note 3:	Information about the Company’s operations in different industry segments for the three months ended March 31, 2012 and 2011 is detailed on the following page.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Three Months Ended March 31, 2012 and 2011

	2012	2011
	(in thousands)
Net sales:
Climate Control	$62,758	$63,649
Chemical	124,205	111,431
Other	3,282	2,413

	$190,245	$177,493

Gross Profit: (1)
Climate Control	$19,446	$21,486
Chemical (2)	23,998	31,468
Other	1,000	900

	$44,444	$53,854

Operating income: (3)
Climate Control	$5,838	$8,441
Chemical (2)	20,347	29,098
	(3,103)	(3,502)

General corporate expense and other business operations, net (3)	23,082	34,037
Interest expense	(1,132)	(1,712)
Non-operating other income, net:
Climate Control	—	1
Corporate and other business operations	5	6
Provisions for income taxes	(7,802)	(11,657)
Equity in earnings of affiliate, Climate Control	171	285

Income from continuing operations	$14,324	$20,960

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Three Months Ended March 31, 2012 and 2011

(1)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.
(2)	During January 2012, a planned improvement project was performed at the Pryor Facility to increase anhydrous ammonia production levels, during which time the facility was not in production. In addition, during March 2012, the Pryor Facility experienced unplanned downtime in the ammonia and urea plants. The ammonia plant production was shut-down for a portion of the month while the repairs were performed. The repairs to the urea plant were more extensive resulting in the urea plant being shut-down the entire month of March and is expected to continue to be down through most of the second quarter of 2012. As a result, the operating results of the Chemical Business for the first quarter of 2012 were negatively impacted by the downtime of the Pryor Facility.
(3)	Our chief operating decision makers use operating income by business segment for purposes of making decisions, which include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31, 2012	December 31, 2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$113,342	$124,929
Restricted cash	31	31
Short-term investments	10,005	10,005
Accounts receivable, net	87,524	87,351
Inventories	68,624	59,506
Supplies, prepaid items and other:
Prepaid insurance	4,290	5,953
Precious metals	16,085	17,777
Supplies	8,734	7,513
Fair value of derivatives and other	195	53
Prepaid income taxes	6,948	8,679
Other	3,003	2,034

Total supplies, prepaid items and other	39,255	42,009
Deferred income taxes	3,758	4,275

Total current assets	322,539	328,106
Property, plant and equipment, net	171,874	164,547
Other assets:
Investment in affiliate	2,652	2,910
Goodwill	1,724	1,724
Other, net	6,205	4,722

Total other assets	10,581	9,356

	$504,994	$502,009

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(unaudited)

	March 31, 2012	December 31, 2011
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48,798	$57,891
Short-term financing	3,962	5,646
Accrued and other liabilities	30,022	28,677
Current portion of long-term debt	4,773	4,935

Total current liabilities	87,555	97,149
Long-term debt	71,248	74,525
Noncurrent accrued and other liabilities	15,492	15,239
Deferred income taxes	22,646	21,826
Commitments and contingencies
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,659,530 shares issued (26,638,285 at December 31, 2011)	2,666	2,664
Capital in excess of par value	162,870	162,092
Retained earnings	167,891	153,888

	336,427	321,644
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	308,053	293,270

	$504,994	$502,009